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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION STATEMENT 333-55014


                              PROSPECTUS SUPPLEMENT
                      TO PROSPECTUS DATED FEBRUARY 5, 2001


                                     [LOGO]

                             USINTERNETWORKING, INC.


                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK

                            ------------------------

    This Prospectus Supplement supplements and amends the Prospectus dated February 5, 2001 relating to the shares of common stock, par value $.001 per share and warrants to purchase common stock, acquired in private placement transactions.

    The table on page 14 of the Prospectus, which sets forth information with respect to the Selling Security Holders and the respective amounts of shares beneficially owned by each Selling Security Holder that may be offered under the Prospectus (as supplemented and amended), is amended so that the following new line items are added to the table of Selling Security Holders:

BT Investment Partners, Inc...............................135,039    0         429,268           0.3%
Connecticut Retirement Plans and Trust Funds..............675,294    0         2,146,342         1.4%
Desdner Kleinwort Holdings, Inc...........................67,529     0         147,105           0.1%
Preferential Ltd..........................................67,529     0         214,634           0.2%
State of Michigan Retirement System.......................675,294    0         1,937,935         1.3%

* Represents less than one-tenth than one percent of total outstanding shares.

    The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of our common stock held by the stockholders identified in the Prospectus. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

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    INVESTING IN OUR SHARES OR OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE
"RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

           The date of this Prospectus Supplement is October 26, 2001.